Exhibit 10.6
OPTION AGREEMENT
APOLLO GROUP, INC., OPTION GRANTOR
and
MACQUARIE RIVERPOINT AZ, LLC, OPTION HOLDER

OPTION AGREEMENT
     THIS OPTION AGREEMENT (this “Agreement”) is made as of June 20, 2006 (the “Agreement Date”) by and between APOLLO GROUP, INC., an Arizona corporation, a duly organized and existing Arizona corporation, being hereafter referred to as “Option Grantor”, and MACQUARIE RIVERPOINT AZ, LLC, a duly organized and existing Delaware limited liability company, herein referred to as “Option Holder” concerning the sale and assignment of all of the membership interests of RIVERPOINT LOTS 1/3/5, LLC, a duly organized Arizona limited liability company (“Riverpoint 1/3/5”) and RIVERPOINT LOT 2, LLC, a duly organized Arizona limited liability company (“Riverpoint 2”). Riverpoint 1/3/5 and Riverpoint 2 are each referred to in this Agreement as a “Company” and collectively as the “Companies”.
RECITALS:
     WHEREAS, Option Grantor is the owner of one hundred percent (100%) of the membership interests in the Companies (the “Membership Interests”).
     WHEREAS, Riverpoint 1/3/5 is the owner of that certain real property to be improved, commonly known as Lot 1 and Lot 3 of Riverpoint, according to the plat recorded in Book 566 of Maps, page 04, records of Maricopa County, Arizona (“Lots l and 3”), and located at 4015 S. Riverpoint Parkway and 4050 S. Riverpoint Parkway in Phoenix, Arizona, respectively.
     WHEREAS, Riverpoint 2 is the owner of that certain real property to be improved, commonly known as Lot 2 of Riverpoint, according to the plat recorded in Book 566 of Maps, page 04, records of Maricopa County, Arizona (“Lot 2”), and located at 4025 S. Riverpoint Parkway in Phoenix, Arizona. Lots 1 and 3 and Lot 2 are hereinafter referred to as the “Real Property”. A site plan of the Real Property is attached hereto as Exhibit “A”.
     WHEREAS, the Companies intend to improve the Real Property with a multi-level parking garage, surface parking spaces, and an office tower with a cafe (collectively, the “Improvements”) in accordance with and as more particularly described in the plans and specifications listed on Exhibit “B” (as modified by any Change Orders permitted under this Agreement, the “Plans and Specifications”).
     WHEREAS, Option Grantor has agreed to grant to Option Holder an Option to acquire the Membership Interests in the Companies following completion of the Improvements on the terms and conditions set forth in this Agreement.
     WHEREAS, if Option Holder exercises its option to purchase the Membership Interests, (i) Option Holder will cause the Companies to enter into a commercial lease of the Real Property and completed Improvements (the “Assets”) in the form attached hereto as Exhibit “C” (the “UOP Lease”) without modification with The University of Phoenix, Inc, as tenant (“Tenant”) and (ii) Option Grantor shall cause Tenant to enter into the UOP Lease and shall enter into a guarantee of the UOP Lease.

     WHEREAS, the UOP Lease shall have an initial term of twelve (12) years and shall be guaranteed by Option Grantor.
     NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Option Grantor and Option Holder hereby agree as follows:
     1. Recitals. Each of the recitals set forth above are incorporated herein as covenants and agreements of the parties hereto.
     2. Construction of Improvements; Material Change Orders.
          (a) Option Grantor shall cause the Companies to construct the Improvements substantially in accordance with the Plans and Specifications and all applicable laws. If during the construction of the Improvements, the Companies desire to, or are required by law or by governmental authorities with jurisdiction over the Improvements to, make modifications to the Plans and Specifications (i.e., “Change Orders”), the Companies retain the right to make such Change Orders, provided that (a) the Companies disclose to Option Holder in writing a complete accounting of all Change Orders, along with modifications to the Plans and Specifications and/or the construction contract(s) required to document such Change Order, and (b) if the Change Order is a Material Change Order, as such term is defined herein, the Companies follow the process outlined below. “Material Change Orders” is defined herein to mean any changes to the Plans and Specifications that are not required by law or by governmental authorities with jurisdiction over the Improvements and that do one or more of the following:
               (i) Decrease the overall quality of the materials, workmanship or equipment of the Improvements, which shall be determined by the project architect in his sole and absolute judgment,
               (ii) Increase the frequency of on-going maintenance/replacement or otherwise increase the cost of on-going maintenance/replacement of materials and equipment for the Improvements,
               (iii) Decrease the aesthetic quality of the original architectural design, which shall be determined by the project architect in his sole and absolute judgment,
               (iv) Modify in more than an inconsequential manner any of the Major Components of the central heating ventilation and air conditioning systems and electrical (power and lighting) capacity. “Major Components” are thereby defined to include all energy management systems, chillers, cooling towers, air handler units, main switchboard, main mechanical switchboard and central air distribution and collection ductwork and equipment. Major Components specifically exclude changes to air distribution, collection, and energy management components (including ductwork, VAV boxes, thermostats, etc.) utilized to control, zone and ventilate heated and chilled air on each of the Improvement’s 10 floors,
               (v) Alter the structural design of the Improvements, including but not limited to the seismic or structural integrity of the Improvement’s foundation, columns, beams, girders, floor slabs and ceiling joists,

               (vi) Modify the floor to floor height or floor to ceiling height, other than normal construction tolerances,
               (vii) Modify the exterior wall systems of the Improvements, including design details for the pre-cast panels, glass, glazing, insulation, flashings and other exterior claddings in such a manner as to decrease the life expectancy of such components or to increase probability of water infiltration inside the wall cavity,
               (viii) Modify in more than an inconsequential manner the life safety design or life safety systems of the Improvements, including fire sprinklers, smoke or fire detection systems, emergency power back-up systems, and fire ingress and egress, or any other design or equipment change which impacts human life safety,
               (ix) Modify the site plan or floor plan in such a manner to decrease the rentable area below 265,000 rentable square feet of the office tower or increase the rentable area above 290,000 (as measured in accordance with the BOMA Standard defined below) or the number of surface and structured parking spaces so that the parking ratio is less than 7.5 per 1,000 square feet of rentable area,
               (x) Modify the site plan in such a manner to decrease or in any adverse manner change the quality or means of ingress or egress to and from the Improvements,
               (xi) Modify the specifications to decrease the number of cabs, decrease weight capacities in more than an inconsequential manner, decrease the cab dimensions, increase response time, decrease handling capacity or transportation speeds of the elevators, or change the quantity or location of stair shafts, or
               (xii) Modify in any adverse manner any warranty provisions, defect liability periods and/or warranty maintenance obligations.
     If Change Orders made by the Companies are Material Change Orders, the Companies shall provide to Roger Dahlin of Pritchard Associates (the “Construction Monitor”) and Todd Felger of Principal Real Estate Investors, LLC, copies of all documentation received from the General Contractor and architect to disclose the reason for the change order, including without limitation, the specific changes to the construction materials, specifications, and methods of installation, any drawings depicting the Material Change Order, material data sheets, if any, and information related to the cost of the Material Change Order, if applicable. Upon receipt of such information, Option Holder shall have two (2) business days to respond to such Material Change Order and instruct the Companies in writing whether Option Holder approves or disapproves of such Material Change Order, and if it disapproves the Material Change Order specifying the reasons therefor. A failure by Option Holder to disapprove a Material Change Order within such two (2) business day shall be deemed an approval of such Material Change Order. Option Holder’s Construction Monitor shall have the authority to approve or disapprove all Material Change Orders on behalf of Option Holder, and the Construction Monitor’s written decisions or failure to act shall be binding on Option Holder. In the event Option Holder approves the Material Change Order, then the Companies may implement such Material Change Order, without credit, offset or adjustment to the Purchase Price.

     In the event Option Holder disapproves of such Material Change Order, then the Companies shall either (x) instruct the General Contractor that such change order is not acceptable and complete the construction substantially in accordance with the original Plans and Specifications (as modified by any prior Change Orders permitted under this Agreement), (y) make modifications to the Material Change Order to address the objections specified in the Option Holder’s response and thereafter repeat the same notice provisions for approval by the Option Holder, (z) make any change reflected in a Material Change Order that is disapproved pursuant to this Section, in which event Option Holder’s sole remedy shall be to terminate this Agreement, receive an immediate full refund of the Option Payment less $75,000, which shall be paid to Option Grantor as consideration for taking the Membership Interests off the market.
     (b) The Companies shall provide the Construction Monitor with reasonable access to the Improvements to review the status of the construction. At a minimum, Rick Mason, or any other person designated in writing by notice to Option Holder as the project manager for the Companies (the “Project Manager”), shall update Option Holder as to the construction progress at a meeting to take place on the next business day following the monthly on-site meeting with the Project Manager and the General Contractor superintendent; provided that the Project Manager may reschedule such meeting, but will give the Construction Monitor at least five (5) business days prior notice. The Project Manager will deliver copies of the meeting minutes for the monthly on-site meeting and copies of other materials related to such meeting within two (2) business days following receipt thereof. All visits to the site by the Construction Monitor shall be coordinated through the Project Manager. The Construction Monitor shall not directly contact the project superintendent, architect or any other members of the construction team regarding the Improvements or construction thereof.
     Within two (2) business days of Project Manager’s receipt thereof, the Construction Monitor shall be provided copies of construction documentation exchanged between the General Contractor and the Project Manager, including:
               (i) Copies of updated milestone calendars for completion of the Improvements;
               (ii) Copies of any material testing or sample reports (i.e. compaction reports, concrete core samples, etc.); and
               (iii) Copies of any modifications to Plans and Specifications as a result of change orders.
     Notwithstanding the foregoing, (i) the Companies shall not be required to provide copies of any General Contractor applications for payment and (ii) the Companies shall only be required to furnish copies of all General Contractor or subcontractor lien waivers following the completion of the Improvements.
     The Construction Monitor shall not access the job site at any time without the advance permission of the Project Manager, which access shall not be unreasonably withheld, delayed or conditioned. The Construction Monitor shall take all reasonable steps to avoid disruption to the job site, construction schedule, or superintendent management of the overall construction of the Improvements and shall follow all reasonable restrictions or limitations imposed by the Project Manager or the employees at the job site. Option Holder shall indemnify, defend and hold harmless Option Grantor, the Companies, Project Manager and the General Contractor for from and against any loss, cost, damage or expense as the result of or arising from the Construction Monitor’s entry onto the Property or exercise of the rights granted under this Section.
     Upon completion of the Improvements, the Construction Monitor shall also be afforded an invitation to attend the construction walk-through along with the Project Manager and the project superintendent at which a final punch list is prepared. The Construction Monitor’s attendance at the walk-thru shall be as a silent observer, but following the walk-thru Project Manager shall schedule a meeting to afford the Construction Monitor any opportunity to provide input into the documentation of the final punch list. The Construction Monitor’s recommendations regarding final punch list shall include only items necessary to conform the Improvements to the Plans and Specifications as modified by Change Orders permitted under this Agreement, and the project architect shall determine whether the recommended punch list items are necessary to conform the Improvements to the Plans and Specifications. If the Construction Monitor requests any punch list item that is inconsistent with or would require changes to the Plans and Specifications, Option Grantor may accept or reject such item, in its sole and absolute discretion, or may condition its acceptance of the item on any terms the Companies deem appropriate, including without limitation, Option Holder agreeing to pay any increased cost resulting from the requested punch list item.
     3. Option to Purchase.
          (a) Option Grantor hereby grants to Option Holder, an exclusive and irrevocable right and option (the “Option”) to purchase the Membership Interests upon and subject to the terms, conditions and limitations hereafter set forth.
          (b) Option Grantor shall notify Option Holder the date that it anticipates that Completion (as defined in the following sentence) of the Improvements will occur (the “Estimated Completion Notice”). Option Grantor shall provide written notice to Option Holder (and evidence of the completion of each thereof) (the “Completion Notice”), within five (5) business days after the last to occur of (i) final completion of the Improvements substantially in accordance with the Plans and Specifications; (ii) receipt of a notice of substantial completion from Option Grantor’s architect; and (ii) issuance of an unconditional final certificate of occupancy from the City of Phoenix (“Completion”). Option Holder may exercise the Option by giving written notice (the “Option Exercise Notice”) of the exercise thereof to Option Grantor on or before the later of (i) five (5) business days following delivery by Option Grantor to Option Holder of the Completion Notice or (ii) sixty (60) days after the delivery by Option Grantor to Option Holder of the Estimated Completion Notice (the “Option Exercise Date”).
          (c) If the Option Exercise Date has not occurred on or before September 30, 2007 (as the same may be extended for any Force Majeure Delay), Option Holder, at its absolute discretion and as its sole remedy, may either (i) terminate this Agreement by written notice and receive an immediate refund of the Option Payment or (ii) extend from time to time and as often as Option Holder elects the period for the Option Exercise Date to occur; provided, however, that notwithstanding anything contained herein to the contrary, in no event shall Option Holder be entitled to extend beyond March 30, 2008 (the “Outside Expiration Date”). For purposes of this Agreement, a “Force Majeure Delay” shall mean any delay caused by strike, other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting therefrom or any other cause, similar to the above, beyond a party’s reasonable control. Notwithstanding anything contained in this Agreement to the contrary, if the Option Exercise Date has not occurred by the Outside Expiration Date (without regard to any Force Majeure Event), the Option shall lapse, the Option Payment shall be refunded to Option Holder, and Option Holder shall have no further Option to purchase the Membership Interests.
          (d) The giving of the Option Exercise Notice shall create a valid and binding contract between Option Grantor, as seller, and Option Holder, as purchaser, whereby seller shall be bound to sell, and purchaser shall be bound to purchase, the Membership Interests, upon and subject to the terms, conditions, and limitations set forth in the form of purchase and sale agreement attached hereto as Exhibit “D” (the “Purchase and Sale Agreement”), which Option Grantor and Option Holder agree to execute without modification and deliver to the other within five (5) business days after the exercise of the Option to memorialize such contract.
          (e) From and after the date of this Agreement, and until the first to occur of (i) the lapse or expiration of the Option or (ii) the Closing, Option Grantor shall neither sell, transfer, convey or otherwise alienate the Membership Interests, and the Companies shall neither sell, transfer, convey or otherwise alienate the Assets or any part thereof or interest therein, nor grant or create or suffer the creation of any mortgage, trust deed, lien, charge, or encumbrance of or on the Assets or any part thereof or interest therein that cannot be and is not released by Option Grantor at the Closing, nor grant or enter into any lease of the Assets or any part thereof (other than licenses or subleases that would otherwise be permitted under the terms of the UOP Lease).
          (f) From time to time after the date hereof and prior to Closing, Option Holder shall be entitled to reasonable access to the Real Property and the Improvements, after prior written notice to Project Manager; provided that Project Manager may limit such entry to periods when Project Manager or his designee is available to accompany Option Holder on its entry on to the Property and may impose reasonable requirements intended to minimize interference with the construction and insure safety to persons on-site. Option Holder shall not create any liens on the Real Property or the Improvements by virtue of its access to or entry thereon and will indemnify, defend, and hold Option Grantor and the Companies harmless for, from and against all loss, cost, damage and expense, including, but not limited to, claims asserted by third parties against Option Grantor or the Companies to recover for personal injury or property damage as a result of Option Holder’s entry onto or activities at the Real Property and Improvements. In the course of its investigations Option Holder may make reasonable inquiries to third parties, including, without limitation parties to service contracts, municipal, local and other government officials and representatives, but excluding architects, contractors and subcontractors in which case communications shall be limited to those set forth in Section 2, and Option Grantor and the Companies consent to such inquiries.
          (g) Prior to the Agreement Date, the Companies provided to Option Holder the due diligence materials listed on Exhibit “E” (collectively, the “Due Diligence Items”). Neither Option Grantor nor the Companies make any representation as to the accuracy of any Due Diligence Item or the content therein. The Companies are providing such reports to Option Holder for informational purposes only. In the event the transaction contemplated herein does not close for any reason other than a default by Option Grantor, Option Holder shall promptly return the Due Diligence Items and any copies thereof to the Companies.
     On or before 5:00 p.m. (Central Time) on the date which is the tenth (10th) business day following the Agreement Date (the “Approval Date”), if Option Holder disapproves of any of the Due Diligence Items or the Assets, for any reason or for no reason, this Agreement shall terminate without any liability on the part of either party and the Option shall lapse. In the event of such termination and lapse, the Option Payment shall be immediately returned to Option Holder, and Option Holder shall promptly return to the Companies all Due Diligence Items and any copies of same. If by 5:00 p.m. (Central Time) on the Approval Date Option Holder does not deliver an approval notice to Option Grantor (the “Approval Notice”), there shall be a conclusive presumption that Option Holder has disapproved the Due Diligence Items or the Assets, this Agreement shall terminate without any liability on the part of either party, and the Option Payment shall be immediately returned to Option Holder. If by 5:00 p.m. (Central Time) on the Approval Date, Option Holder delivers an Approval Notice, then Option Holder will be deemed to have approved of the Due Diligence Items and the Assets, Option Holder shall have no further right to terminate this Agreement and it shall remain in full force and effect, and the Option Payment shall be non-refundable except as otherwise expressly provided in this Agreement.
     4. Option Payment.
          (a) In consideration of the granting of the Option by Option Grantor to Option Holder hereunder, Option Holder shall deposit with the Title Company the sum of Four Million No/100 Dollars ($4,000,000.00) (the “Option Payment”).
          (b) The Option Payment shall be paid on or before the date which is three (3) business days after the Agreement Date, by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system, to the Phoenix office of First American Title Insurance Company, Attn: Carol Peterson, 2425 E. Camelback Road, Suite 300, Phoenix, AZ 85016 (telephone: 602/567-8109; fax: 602/567-8101) (the “Title Company”).
          (c) The Option Payment shall remain in escrow with the Title Company until first to occur of (i) the Closing, (ii) the termination of this Agreement or the lapse or termination of the Option or (iii) the termination of the Purchase and Sale Agreement. The Option Payment shall be invested by the Title Company as directed by Option Holder, and all earnings thereon shall become part of the Option Payment and disbursed to the party entitled to receive the Option Payment. If the transaction contemplated by the Purchase Agreement closes, Option Holder shall receive a credit against the Purchase Price at Closing in an amount equal to the interest earned on the Option Payment from the date of deposit with the Title Company through the date of the Closing.
          (d) Upon the Approval Date the Option Payment shall be non-refundable to Option Holder, unless or except if any of the following events shall occur on or before the Closing Date in which event the Option Payment shall be immediately refunded to Option Holder:

                    (1) This Agreement is terminated pursuant to Section 2(a), Section 3(c), Section 3(g), Section 9(a) or Section 10(q);
                    (2) On or after the Agreement Date there shall be (A) a violation of Environmental Law (defined below) related to the Assets, except where such violation would not have a material adverse effect or (B) the presence or release of Hazardous Materials (defined below) on or from the Assets or the migration of Hazardous Materials onto the Assets from adjacent property if such presence, release or migration is in violation of any Environmental Law unless such violation is remedied prior to the Option Exercise Date. If Option Grantor discovers that Hazardous Materials have migrated onto the Assets from adjacent property prior to Closing, Option Grantor shall take such actions as it deems reasonably appropriate against the adjoining landowner(s) from whose property the Hazardous Substance originated.
                    (3) The termination of this Agreement by Option Holder as the result of a filing by or against Tenant or Option Grantor of a petition for order of relief in bankruptcy for the purpose of bankruptcy, liquidation or reorganization under any law relating to bankruptcy whether now existing or hereafter enacted (including, without limitation, any petition filed by or against Tenant under any one or more of the following Chapters of the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 1330 as amended: Chapter 7, Chapter 11 or Chapter 13) except that, in the case of a filing against Tenant or Option Grantor of such a petition, Option Holder may not terminate this Agreement if the petition is dismissed or discharged on or before sixty (60) days after the filing thereof;
                    (4) Any condemnation of any portion of the Assets; or
                    (5) An Exception to Warranty Notice has been given by Option Grantor and Option Holder elects to terminate this Agreement in accordance with the provisions of Section 8(c) hereof;
     If any of the conditions set forth in items (1) through (5) above occur, the Option Deposit shall be immediately returned to Option Holder; otherwise the Option Payment shall be released to Option Grantor upon the earlier to occur of (i) the Closing under the Purchase and Sale Agreement or (ii) the expiration, termination or lapse of the Option pursuant to this Agreement. Following the exercise of the Option and the execution of the Purchase and Sale Agreement, the parties respective rights to the Purchase and Sale Agreement shall be governed by the terms of the Purchase and Sale Agreement.
     5. Purchase Price. Subject to the adjustment below, the purchase price at which Option Grantor, as seller shall sell and the Option Holder, as purchaser, shall purchase the Membership Interests, pursuant to the contract created by the exercise of the Option (the “Purchase Price”) shall be $70,800,000.00 (Seventy Million Eight Hundred Thousand and No/100 US Dollars). The Option Payment also shall be paid to Option Grantor at Closing, and the Option Holder shall receive a credit against the Purchase Price in an amount equal to the interest earned on the Option Payment from the date of deposit with the Title Company through the date of the Closing. The Purchase Price was determined based on the lease revenue to be derived assuming the office tower constructed as part of the Improvements will contain a net rentable area of 267,949 square feet. Within thirty (30) days following the Estimated

Completion Notice, Option Grantor shall provide Option Holder with a certification of the rentable area of the office tower measured by Carpenter Sellers Associates in accordance with “American National Standard ASNI/BOMA Z65.1-1996: Standard Method for Measuring Floor Area in Office Buildings” issued by the Building Owners and Managers Association International (the “BOMA Standard”). The rent under the UOP Lease shall be determined based on the net rentable area of the Building calculated in accordance with the BOMA Standard, and therefore, the Purchase Price shall be adjusted at closing to equal the rentable area of the office tower as set forth in such certification multiplied by $264.23 US dollars.
     6. Assignment of Membership Interests. Upon the exercise of the Option as provided in Section 3 and the Closing under the Purchase and Sale Agreement, the Membership Interests shall be assigned and conveyed to Option Holder in accordance with the Purchase and Sale Agreement.
     7. The Closing. Upon the exercise of the Option as provided in Section 3, the closing of the transaction (the “Closing”) shall be held and delivery of all items shall be made under the terms and conditions of the Purchase and Sale Agreement through an escrow with the Title Company, on the date which is five (5) business days after the Option Holder’s exercise of the Option, or such earlier date prior thereto as Option Grantor, as seller and Option Holder, as buyer, may mutually agree in writing (the “Closing Date”). The Closing Date may not be extended without the prior written approval of both Option Grantor, as seller and Option Holder, as buyer.
     8. Representations and Warranties.
          (a) On the date hereof and again on the Closing Date, Option Grantor hereby represents and warrants to Option Holder as follows:
               (i) Option Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.
               (ii) Each of the Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona.
               (iii) The Companies collectively own and hold 100% of all right, title and interest in and to the Assets.
               (iv) Option Grantor is the sole member of each of the Companies and owns 100% of the Membership Interests. Option Grantor holds all right, title and interest to the Membership Interests, free of all liens, encumbrances or any other defects of title whatsoever, and the Membership Interests were not issued in violation of the preemptive rights of any person or any agreement or laws by which the Option Grantor at the time of issuance was bound. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of redemption, subscriptions, claims, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Membership Interests, except as may be provided in the Operating Agreements of the Companies. Option Grantor has delivered to Option Holder true, complete and correct copies of the Articles of Organization and the Operating Agreements of the Companies and the same have not been amended or modified, except as provided, and remain in full force and effect. All of the rights with respect to the operation or management of the Companies are set forth in such documents. There are no officers in the Companies.
               (v) The execution, delivery and performance by the Option Grantor of this Agreement and the Purchase and Sale Agreement have been duly and validly approved by all necessary company action and no other actions or proceedings on the part of the entities constituting Option Grantor are necessary to authorize this Agreement or the Purchase and Sale Agreement or the transactions contemplated hereby and thereby. No consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental instrumentality or any other person or entity is required to be made, obtained, or given by the entities constituting Option Grantor in connection with the execution, delivery, and performance of this Agreement or the Purchase and Sale Agreement or, if required, such consent or action has been obtained or taken. The entities constituting Option Grantor have full power and authority to own and grant the option, to own and sell the Membership Interests, and to enter into this Agreement and the Purchase and Sale Agreement and to consummate the transactions contemplated in such documents. This Agreement, the Purchase and Sale Agreement, and all closing documents executed by Option Grantor which are to be delivered to Option Holder at the Closing Date are, or at the Closing Date will be, duly authorized, executed, and delivered by Option Grantor, are, or at the Closing Date will be, legal, valid, and binding obligations of Option Grantor, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited, or otherwise affected by the application of rules of law or general principles of equity governing specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and by bankruptcy, reorganization, insolvency, moratorium and other similar laws enacted for the relief of debtors generally, from time to time in effect, and other similar laws or decisions of courts affecting creditors’ rights or remedies generally, are sufficient to convey title, and do not violate any provisions of any agreement to which Option Grantor is a party or to which it is subject.
               (vi) The execution and delivery of this Agreement and the Purchase and Sale Agreement, and the performance by Option Grantor under this Agreement and the Purchase and Sale Agreement, do not and will not conflict with or result in a breach of (with or without the passage of time or notice or both) the terms of Option Grantor’s organizational documents, any judgment, order or decree of any governmental authority binding on Option Grantor, and, to Option Grantor’s knowledge, do not breach or violate any applicable law, rule or regulation of any governmental authority. The execution, delivery and performance by Option Grantor under this Agreement and the Purchase and Sale Agreement will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which Option Grantor is a party or by which Option Grantor is bound or to which the Assets are subject. Neither Option Grantor nor the Companies have granted any rights, options, rights of first refusal, or any other agreements of any kind, which are currently in effect, to purchase or to otherwise acquire the Assets or any part thereof or any interest therein, except for rights under this Agreement and the Purchase and Sale Agreement or any rights disclosed by the Permitted Exceptions (defined in the Purchase and Sale Agreement).

               (vii) To Option Grantor’s knowledge, Option Grantor has not breached any material provision of, nor is it in default under the terms of, any material contract to which it is a party or under which it has any rights or by which it is bound. Neither Option Grantor nor the Companies have received any written notice of any violation of or default under or with respect to any law, governmental regulation or rule or order of any governmental authority that is applicable in any way to the business or operation of Option Grantor.
               (viii) To Option Grantor’s knowledge, (A) the Assets are free and clear of all liens or encumbrances other than the Permitted Exceptions (defined in the Purchase Agreement), (B) there are no public plans or proposals for changes in road grade, access or improvements which would affect the Assets or result in any general or specific assessment against it other than any expansion of the I-10 right of way, which is currently in the study phase pursuant to the I-10 Corridor Improvement Study (the “I-10 Expansion”), and (C) no condemnation proceedings, eminent domain proceedings or similar actions or proceedings are now pending or threatened against the Assets. Notwithstanding the foregoing, Option Holder acknowledges that Option Grantor and its affiliates own other lots in the Riverpoint development that are not part of the Assets (the “Riverpoint Lots”), and nothing in this Agreement shall limit the right of the owner of such lots to make any improvements or changes to the Riverpoint Lots. The preceding sentence shall in no way limit Option Holder’s right, as the possible owner of the Assets, to appear and participate in any public proceedings related to the Riverpoint Lots.
               (ix) To Option Grantor’s knowledge, there is no action, suit or proceeding pending or to Option Grantor’s knowledge, threatened against the Companies or the Assets.
               (x) The Companies are classified as disregarded entities for Federal income tax purposes. The Companies have not made a “check the box” election to be treated as a corporation for Federal income tax purposes. All Federal income taxes and state and other tax returns and reports of the Companies required by law to be filed as of the Closing Date will have been duly filed as of such date, and all taxes imposed upon the Companies or any of its properties, assets or income which are due and payable or claimed by any taxing authority to be due and payable have been paid or reserved for as of the Closing Date, other than taxes, assessments, fees and charges being contested by the Companies in good faith using appropriate procedures. There are no claims for taxes pending against the Companies, and there are not now in force any waivers or agreements by the Companies for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Internal Revenue Service (the “Service”) or any other taxing authority. The federal income tax returns of the Companies have not been examined by the Service. The Companies have paid or are withholding and will pay when due to the proper taxing authorities all withholding amounts required to be withheld with respect to all taxes on income, unemployment, social security or other similar programs or benefits with respect to salary and other compensation of directors, officers and employees of the Companies, if any.
               (xi) Except for the UOP Lease, there will not be any other leases affecting the Assets at the Closing (other than licenses or subleases permitted under the terms of the UOP Lease).

               (xii) The Option Grantor will prior to the Closing deliver to Option Holder copies of the financial statements for each of the Companies as of June 30, 2006 (collectively, the “Financial Statements”). Each of the Financial Statements has been or will be prepared on a modified cash basis with depreciable assets being recorded on an income tax basis, and each presents fairly the financial position of the applicable Company, as of its date and the results of their operations, as the case may be. Since March 31, 2006, there has been no circumstance, event, occurrence, change or effect that has had a materially adverse effect on the financial condition of the Companies, other than, in each case, as a result of (a) changes in general economic conditions nationally, regionally or within the market in which the Assets are located; and (b) changes in the real estate industry generally and the office building leasing market specifically. Except as set forth in the Financial Statements, the Companies have no material liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than (A) real estate taxes and assessments not yet due and payable, (B) obligations, duties and responsibilities under items disclosed by the Permitted Exceptions, (C) trade payables in the ordinary course, (D) obligations, duties and responsibilities under applicable laws and (E) costs incurred in connection with the construction of the Improvements.
               (xiii) Option Grantor has received no notice that the current or intended use of the Assets violates, or that following completion of the Improvements the Assets will violate, in any material respect any governmental law, rules, regulations or codes, or any covenants or restrictions encumbering the Companies or the Assets.
               (xiv) Except as disclosed in writing to Option Holder or as disclosed in the environmental reports, if any, pertaining to the Assets provided by Option Grantor, or received by Option Holder as a result of Option Holder’s tests, Option Grantor has no knowledge of (1) any violation of Environmental Laws related to the Assets, except where such violation would not have a material adverse effect or (2) the presence or release of Hazardous Materials on or from the Assets in violation of any Environmental Law. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement or such later date as of which this representation is effective pursuant to the terms hereof, together with their implementing regulations and guidelines as of the date of this Agreement or such later date as of which this representation is effective pursuant to the terms hereof, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws.
               (xv) Other than this Agreement, the documents delivered pursuant hereto, matters disclosed in the title policy and title commitment, the UOP Lease and such other contracts and agreements disclosed to Option Holder (including, but not limited to the construction contracts related to construction of the Improvements), to Option Grantor’s knowledge, there are no material contracts or agreements of any kind relating to the Companies or the Assets to which Option Holder or the Companies will be bound after the Closing Date.
               (xvi) As of the date of this Agreement, Option Holder is not aware of any circumstances that would require the treatment of the transaction contemplated by this Agreement as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) and therefore does not presently intend to treat the transaction as such. If in the future, the IRS publishes any guidance that describes this transaction, or any substantially similar transaction, as being a “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4), or if there is any change in law that requires Option Holder to treat this transaction as a “reportable transaction,” Option Holder reserves the right to treat this transaction as such.
               (xvii) Neither the Tenant, nor the Companies, nor the Option Grantor has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its respective creditors which is not dismissed within sixty (60) days, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its respective assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its respective assets, (v) admitted in writing its inability to pay their respective debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
               (xviii) The Operating Agreements of the Companies are in full force and effect, a true and correct copy thereof was delivered to Option Holder with the Due Diligence Items and there are no dissolution, termination or liquidation proceedings pending or contemplated with respect to the Companies or, prior to the Closing, Option Grantor.
               (xix) Other than Lot 5 (defined in Section 11 below), the Companies have no business and have engaged in no activity other than the direct ownership and operation of the Real Property and construction of the Improvements and have never leased or owned, directly or indirectly, any other real property other than the Real Property, and the Companies have not conveyed any interest in the Real Property to any third party since the date the Title Policy (defined on Exhibit “E”) was issued.
               (xx) Neither Option Grantor nor the Companies have received any written notice of any casualty with respect to the Assets.
               (xxi) To Option Grantor’s knowledge, the Companies have not been cited, fined or otherwise noticed of any asserted past or present failure to comply with any laws, regulations or orders relating to the Assets which have not been cured and to Option Grantor’s knowledge, no proceeding with respect to any such violation is pending or threatened.
               (xxii) For federal and state income tax purposes, the Assets has been treated as owned by Option Grantor.
               (xxiii) Neither Option Grantor nor the Companies are (a) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (b) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of the Companies constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and (c) the members and managers of the Companies are not Embargoed Persons.
               (xxiv) Neither of the Companies is required to file reports pursuant to Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.
               (xxv) There are no claims pending, or to the Option Grantor’s knowledge, threatened, against any manager, officer, employee or agent of either Company or any person which could give rise to any claim for indemnification against either of the Companies.
               (xxvi) Neither of the Companies has ever had any, nor currently has, any employees. Neither of the Companies is a party to, nor maintains, any employee benefit plan or employee welfare plan (within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and none of the Subsidiaries has any obligation to contribute to any multi-employer plan (within the meaning of ERISA).
               (xxvii) Neither of the Companies own, control or hold with the power to vote, directly or indirectly, any shares of capital stock or beneficial interest in any corporation, partnership, limited liability company, association, joint venture or other entity.
     The term “Embargoed Person” means any person, entity or government subject to trade restrictions under the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Option Grantor is prohibited by law or Option Grantor is in violation of law.
     This Section shall not apply to any person to the extent that such person’s interest in Option Grantor is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.
     To the extent that any of the representations and warranties made by Option Grantor pursuant to this Section 8 or elsewhere in this Agreement are made to Option Grantor’s knowledge, Option Holder acknowledges and agrees that such representations and warranties are based on the actual (as distinguished from implied, imputed or constructive) knowledge of William J. Swirtz and Rick Mason as of the date of the Agreement and that such individuals have made such representations and warranties without making, or being under any duty to make, any investigation or inquiry whatsoever with respect thereto. Option Holder acknowledges that Mr. Swirtz and Mr. Mason are named solely for the purpose of defining and narrowing the scope of Option Grantor’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Option Holder. Option Holder covenants that it will bring no action of any kind against such individual, and in no event shall Mr. Swirtz or Mr. Mason be personally liable for any representation or warranty contained herein.
          (b) Option Holder hereby represents and warrants to Option Grantor as of the Agreement Date and again as of the Closing Date as follows:
               (i) Option Holder is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and will at Closing be qualified to do business in the State of Arizona.
               (ii) The execution, delivery and performance by Option Holder of this Agreement and the Purchase and Sale Agreement have been duly and validly approved by all necessary corporate or other applicable action. No consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental instrumentality or any person or entity is required to be made, obtained, or given by Option Holder in connection with the execution, delivery, and performance of this Agreement or the Purchase and Sale Agreement or, if required, such consent or action has been obtained or taken. Option Holder has full power and authority to enter into this Agreement and the Purchase and Sale Agreement and to consummate the transactions contemplated in such documents. This Agreement, the Purchase and Sale Agreement and all documents executed by Option Holder which are to be delivered to Option Grantor at the Closing Date are, or at the Closing Date will be, duly authorized, executed, and delivered by Option Holder, and are, or at the Closing Date will be, legal, valid, and binding obligations of Option Holder enforceable against Option Holder in accordance with their respective terms, except to the extent that the enforceability thereof may be limited, or otherwise affected by the application of rules of law or general principles of equity governing specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and by bankruptcy, reorganization, insolvency, moratorium and other similar laws enacted for the relief of debtors generally, from time to time in effect, and other similar laws or decisions of courts affecting creditors’ rights or remedies generally, and do not and at the Closing Date will not violate any provisions of any agreement to which Option Holder is a party or to which it is subject.
               (iii) Option Holder shall furnish all of the funds for the purchase of the Option (other than funds, if any, supplied by institutional lenders which will hold valid mortgage liens against the Property) and such funds will not be from sources of funds or properties derived from any unlawful activity.
               (iv) Option Holder does not intend to treat the transaction contemplated by the Purchase and Sale Agreement as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).
               (v) Option Holder is a sophisticated investor with substantial experience in investing in assets of the same type as the Membership Interests and the Assets and has such knowledge and experience in financial and business matters that Option Holder is capable of evaluating the merits and risks of an investment in the Membership Interests.
               (vi) The execution and delivery of this Agreement and the Purchase and Sale Agreement, and the performance by Option Holder under this Agreement and the

Purchase Agreement, do not and will not conflict with or result in a breach of (with or without the passage of time or notice or both) the terms of any of Option Holder’s organizational documents, any judgment, order or decree of any governmental authority binding on Option Holder, and, to Option Holder’s knowledge, do not breach or violate any applicable law, rule or regulation of any governmental authority. The execution, delivery and performance by Option Holder under this Agreement and the Purchase and Sale Agreement will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which Option Holder is a party or by which Option Holder is bound.
               (vii) Option Holder has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
               (viii) Option Holder and each member of Option Holder (a) is not currently identified on the List, and (b) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Option Holder constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) the members and managers of Option Holder are not Embargoed Persons.
     This Section shall not apply to any person to the extent that such person’s interest in Option Holder is through a U.S. Publicly-Traded Entity.
          (c) If at any time after the date of this Agreement, either party learns of any facts or circumstances which would render any of the foregoing representations and warranties untrue, then such party shall promptly notify the other party of all such facts and circumstances (an “Exception to Warranty Notice”) and the party receiving such notice shall, within five (5) business days following receipt of an Exception to Warranty Notice have the right, as its sole and exclusive remedy, to elect to (i) terminate this Agreement, and if Option Holder is the party receiving the Exception to Warranty Notice, it shall be entitled to receive an immediate refund of the Option Payment (otherwise the Option Payment shall be released to Option Grantor at Closing in accordance with the Purchase and Sale Agreement); or (ii) waive any claim against the party providing such notice arising out of or related to the information disclosed in the Exception to Warranty Notice and proceed with the transaction, in which case the representation or warranty shall be deemed modified as necessary to conform with the additional information disclosed in the Exception to Warranty Notice. If any party receiving an Exception to Warranty Notice fails to timely elect in writing to terminate this Agreement within the five (5) business day period as set forth above in this Section 8(c), it shall be deemed an election to proceed in accordance with clause (i) above.

     9. Remedies.
          (a) If Option Grantor shall be in default hereunder, Option Holder shall deliver a written notice to Option Grantor on or before the Closing stating with particularity the alleged default of Option Grantor and the action required by Option Grantor to cure such default, whereupon Option Grantor shall have ten (10) days after receipt of such written notice in which to cure the alleged default (and the Closing Date shall be delayed, if necessary, until the end of such ten (10) day period), and in the event such default is not cured within such ten (10) day period, Option Holder may elect to either: (i) waive such default by Option Grantor or (ii) terminate this Agreement by written notice to Option Grantor, in which case the Option Payment shall be returned to Option Holder, Option Grantor shall reimburse Option Holder for Option Holder’s out-of-pocket due diligence costs to third parties upon presentation to Option Grantor of actual third party invoices, not to exceed $500,000; or (iii) enforce specific performance of this Agreement; provided, however, that any such action must be filed and served not later than ninety (90) days after the Closing Date, or the remedy of specific performance shall be deemed waived; and further provided that if specific performance is not a legally available remedy because Option Grantor has conveyed the Membership Interests to a third party other than Option Holder or the Companies have conveyed title to the Property to a third party other than Option Holder, then Option Holder shall be entitled to exercise any and all other remedies available at law or in equity. In no event (other than under the provision to clauses (ii) and (iii) above) shall Option Grantor be liable to Option Holder for any actual, punitive, speculative, consequential or other damages. Nothing in this Section shall limit Option Holder’s rights to indemnification specifically set forth in this Agreement or Option Holder’s right to recover from Option Grantor costs and fees set forth in Section 10(g).
          (b) If Option Holder breaches this Agreement, Option Grantor’s sole and exclusive remedy will be to terminate this Agreement, such termination to be effective immediately upon Option Grantor giving written notice of termination to Option Holder. Upon such termination, Option Grantor will be entitled to receive the Option Payment, as liquidated damages and not as a penalty, the parties agreeing and stipulating that the exact amount of damages would be extremely difficult to ascertain and that the Option Payment constitutes a reasonable and fair approximation of such damages. Nothing in this Section shall limit Option Grantor’s rights to indemnification specifically set forth in this Agreement or Option Grantor’s right to recover from Option Holder costs and fees set forth in Section 10(g).
     10. Miscellaneous.
               (a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and service is made either by (i) personal delivery, in which case the service shall be deemed received the date of such personal delivery, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier service, or (iii) at the time of being sent by facsimile if delivery thereof is confirmed by sender’s receipt of a transmission report, generated by sender’s facsimile machine, which confirms that the facsimile was successfully transmitted in its entirety and provided the facsimile was forwarded prior to 5:00 pm at the location of the recipient, and to the following addresses or facsimile numbers:
If to Option Grantor or the Companies:
c/o Apollo Development Company
4615 East Elwood Street, MSC 900086,
Phoenix, Arizona 85040,
Attn: William J. Swirtz
Fax: (480) 966-5394
With a copy to:
Snell & Wilmer
One Arizona Center
Phoenix, Arizona 85004-2202
Attn: Jody K. Pokorski, Esq.
Fax: (602) 382-6070
If to Option Holder:
Principal Real Estate Investors, LLC
711 High Street
Des Moines, Iowa 50392-1360
Attn: Kevin Anderegg
Fax: 866-850-4022
With a copy to:
Macquarie Real Estate, Inc.
One North Wacker Drive
9th Floor
Chicago, IL 60606
Attn.: Kristin Marsilje
Fax: 312-499-8686
With a copy to:
Mayer, Brown, Rowe & Maw LLP
71 S Wacker Drive
Chicago, Illinois 60606
Attn: Ronald Dietrich
Fax: 312-706-8703
or such other address as either party may from time to time specify in writing to the other.

          (b) Brokers and Finders. If Option Holder exercises the Option and purchases the Membership Interests under the Purchase and Sale Agreement, Option Grantor shall pay a commission in accordance with the terms of the Purchase and Sale Agreement.
          (c) Successors and Assigns. Except as set forth in this Section, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Without being relieved of any liability under this Agreement, Option Holder reserves the right to acquire the Membership Interests in any entity controlled by, controlling or under common control with Option Holder, upon written notice to Option Grantor given at least five (5) business days prior to the Closing Date. Except as set forth in the preceding sentence, Option Holder may not assign its rights hereunder to any person or entity without Option Grantor’s prior written consent, which may be conditioned or withheld in Option Grantor’s sole and absolute discretion. Any assignment consented to by Option Grantor shall not relieve Option Holder of Option Holder’s continuing covenants and obligations under this Agreement. Any purported assignment of Option Holder’s rights hereunder that does not comport with the foregoing shall be strictly prohibited and shall be deemed void. Except as set forth in the following sentence, Option Grantor may not assign any of its rights hereunder to any person or entity without Option Holder’s prior written consent, which may be conditioned or withheld in Option Holder’s sole and absolute discretion.
          (d) Amendments and Terminations. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Option Grantor and Option Holder.
          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.
          (f) Merger of Prior Agreements. This Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.
          (g) Enforcement. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees. Option Holder and Option Grantor both acknowledge each has been advised by counsel as to their respective rights, duties and obligations in this Agreement and have had ample opportunity to negotiate same. Thus, both Option Holder and Option Grantor acknowledge that any ambiguity in this Agreement should not necessarily be resolved against the drafter of this Agreement.
          (h) Time of the Essence. Time is of the essence of this Agreement.
          (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Agreement.

          (j) Survivability. All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement for a period of one (1) year from the Closing Date except that all representations and warranties related to taxes, including, without limitation Section 8(a)(x), shall survive for a period equal to thirty (30) days after the applicable statute of limitation expires. All statements contained in any certificate or other instrument delivered at any time by or on behalf of Option Grantor in connection with the transaction contemplated hereby shall constitute representations and warranties hereunder.
          (k) Memorandum of Option. Concurrently with the execution of this Agreement, Option Grantor, Option Holder and the Companies shall execute a recordable Memorandum of Option in the form attached hereto as Exhibit “F” (the “Memorandum”). Option Holder is hereby authorized to record such Memorandum in the public records of the County and State where the Assets are located. At the time of any bona fide termination of Option Holder’s rights under this Agreement, Option Holder shall execute and record a document evidencing such termination. Contemporaneously with the execution of this Agreement, Option Holder shall execute and deliver to Title Company, a Notice of Termination of Option and Quit-Claim Deed in the form attached hereto as Exhibit “G” (the “Termination”), releasing any and all interests of Option Holder under the Memorandum. If the Option expires or lapses or is terminated, Option Grantor may instruct Title Company in writing (with a copy to Option Holder) that the Termination is to be recorded and unless Option Holder notifies Title Company within ten (10) days following receipt of such instruction that it disputes that the Option has expired, lapses or terminate, then Title Company shall (a) insert the recording information for the Memorandum in the Termination, and then (b) record the Termination in the official records of Maricopa County, Arizona, and Option Holder expressly and irrevocably releases Title Company from liability for doing so to the extent done in good faith. In addition, at the time of the termination of Option Holder’s rights under this Agreement, at Option Grantor’s reasonable request, Option Holder shall also execute and record any other documents evidencing such termination.
          (l) Proper Execution. The submission by Option Grantor to Option Holder of this Agreement in unsigned form shall have no binding force and effect, shall not constitute an option, and shall not confer any rights or impose any obligations upon either Option Holder or Option Grantor irrespective of any reliance thereon, change of position or partial performance until both Option Holder and Option Grantor shall have executed and delivered to the other party this Agreement.
          (m) Exclusivity. Option Grantor agrees to not actively solicit offers to purchase the Membership Interests and agrees to prohibit the Companies from actively soliciting offers to purchase the Assets or any portion thereof, from other prospective purchasers on or after the execution date of this Agreement, unless Option Holder defaults under the terms of this Agreement, or either party terminates this Agreement according to the terms contained herein or Option Holder fails to exercise the Option prior to the Option Exercise Date.
          (n) Personal Liability. There shall be no personal liability imposed on the individuals who have executed this Agreement (or the attached exhibits).

          (o) Time Periods. Except as expressly provided for in this Agreement, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (Central Time) on the last day of the applicable time period provided for in this Agreement. If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action will be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.
          (p) Publicity. Prior to the Closing, Option Holder and Option Grantor shall refrain from generating or participating in a publicity statement for an audience other than Option Holder’s existing or prospective capital clients, a press release or other public notice regarding this transaction or designed to inform third parties of this transaction or the terms hereof unless (i) such statement is jointly issued or approved by the parties or (ii) is required under applicable laws, rules, regulations or ordinances or by order of a court or other tribunal having jurisdiction over such disclosure and prior written notice to the other party is given at least 24 hours in advance of the date of such press release or public notice or (iii) is required to enforce the terms of this Agreement. Regardless of whether any statement is issued prior to the Closing (by or with the approval of both parties) or following the Closing, it shall reflect that the sale involves the transfer of the Membership Interests and not the Assets This provision shall survive the Closing.
          (q) Conditions. Option Holder’s obligations under this Agreement are contingent upon the approval of the Investment Committee of Principal Real Estate Investors, LLC and the board of directors of Macquarie Office Trust (the “Transaction Approvals”). Option Grantor acknowledges Option Holder will not seek the Transaction Approvals until the Approval Date has passed and Option Holder has failed to exercise its right of termination of this Agreement. Option Holder makes no representation with regard to the likelihood of obtaining the Transaction Approvals. Option Holder shall have a period of ten (10) business days after the Approval Date to obtain the Transaction Approvals. If for any reason the Investment Committee or board of directors does not approve this Agreement or the transaction contemplated herein, this Agreement shall terminate, the Title Company shall return the Option Payment to Option Holder and neither party shall have any further obligations or rights hereunder. If Option Holder fails to notify Option Grantor and Title Company prior to the expiration of such 10 business day period that the Transaction Approvals have been obtained, then Option Holder shall be deemed not to have obtained the Transaction Approvals, this Agreement shall terminate, the Title Company shall return the Option Payment to Option Holder and neither party shall have any further obligations or rights hereunder except as expressly set forth herein.
          (r) Like-Kind Exchange. Option Holder and Option Grantor agree that, at either party’s election, the sale of the Membership Interests shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and proposed regulations thereunder. The parties agree that such election, must be made at least five (5) business days prior to the Closing Date and shall not extend the Closing Date. If such an election is made by one of the parties hereto, the non-electing party shall reasonably cooperate with the electing party. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the non-electing party harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys’ and paralegal fees and reasonable attorneys’ and paralegal fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. The provisions of the immediately preceding sentence shall survive closing and the transfer of title to the Membership Interests to Option Holder. Notwithstanding anything to the contrary contained in this paragraph, any such Section 1031 exchange shall be consummated through the use of a facilitator or intermediary so that the non-electing party shall in no event be requested or required to acquire title to any property other than the Membership Interests.
     11. Lot 5.
          (a) In addition to Lots 1 and 3, Riverpoint 1/3/5 owns Lot 5 of Riverpoint, according to the plat recorded in Book 566 of maps, page 04, records of Maricopa County, Arizona (“Lot 5”). Prior to the Closing, Riverpoint 1/3/5 shall convey Lot 5 to Option Grantor or to another entity designated by Option Grantor (the “Lot 5 Owner”), and shall assign, convey or otherwise transfer to the grantee of Lot 5 the following:
               (i) Tracts A through L, Riverpoint, according to Book 566 of Maps, page 04, records of Maricopa County, Arizona (the “Median Tracts”);
               (ii) all of Riverpoint 1/3/5’s right, title and interest in any rights, privileges and easements appurtenant to Lot 5 and the Median Tracts, including, without limitation, all minerals, oil, gas and other hydrocarbon substances as well as all development rights, air rights, water, water rights (and water stock, if any) relating to Lot 5 and the Median Tracts and owned by Riverpoint 1/3/5 and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of Lot 5 or the Median Tracts;
               (iii) all of Riverpoint 1/3/5’s right, title and interest in any improvements then-located on Lot 5 and the Median Tracts, including, without limitation, all buildings and structures located on Lot 5 and the Median Tracts, all apparatus, equipment and appliances used in connection with the operation or occupancy of Lot 5 and the Median Tracts, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services on Lot 5 and the Median Tracts;
               (iv) all of Riverpoint 1/3/5’s right, title and interest in any apparatus, equipment or appliances which are a part of the improvements on Lot 5 and the Median Tracts;
               (v) the Riverpoint 1/3/5’s interest in any contracts or agreements, utility contracts or other rights relating to the ownership of Lot 5 and the Median Tracts, the improvements on any Lot 5 and the Median Tracts or the Lot 5 personal property;
               (vi) the rights and obligations as “Declarant” under the Declaration of Covenants, Conditions, Easements and Restrictions for Riverpoint Business Park (the “CC&Rs”), including, but not limited to, the rights and obligations held by Declarant as the Approving Agent and as the Operator, as such terms are defined therein;

               (vii) the rights and obligations of Riverpoint 1/3/5 under that certain Lease (No. 84051-001) dated January 1, 2004, by and between Riverpoint 1/3/5, as landlord, and the City of Phoenix, as tenant (the “Lift Station Lease”); and
               (viii) the rights and obligations of Riverpoint 1/3/5 under that certain City of Phoenix, Arizona Revocable Permit No. RP-04002-05-I, issued by the City of Phoenix Street Transportation Department to Riverpoint 1/3/5, as permittee, recorded on March 12, 2004 as Document No. 2004-0255408 in the Official Records of Maricopa County Recorder and that certain City of Phoenix Street Improvements Maintenance Agreement MH-04002, by and between the City of Phoenix, an Arizona municipal corporation, and Riverpoint Lots 1/3/5, LLC, an Arizona limited liability company, dated March 5, 2004, and recorded on March 12, 2004 as Document No. 2004-0255409 in the Official Records of Maricopa County Recorder (collectively the “City Permits”).
(Lot 5 and the items described in items (i) through (viii) above are referred to at the “Lot 5 Property.”
          (b) Lot 5, the Median Tracts and any improvements thereon and rights appurtenant thereto shall be conveyed by special warranty deed to the Lot 5 Owner; provided, however, that notwithstanding any warranty of title set forth in the special warranty deed or otherwise, Riverpoint 1/3/5 shall only be liable for a breach such warranty or any other claim relating to the status of title for the Lot 5 Property to the extent that coverage for such claim is available under the Title Policy, it being understood and agreed that the parties intend that Riverpoint 1/3/5 will not have any obligation to pay for or reimburse the Lot 5 Owner for any claims relating to a breach of warranty of title other than out of proceeds actually received by Riverpoint 1/3/5 from the Title Policy.
          (c) In connection with the assignment of the Membership Interests to Option Holder, Option Grantor shall indemnify, defend and hold harmless Option Holder for from and against all claims related to the ownership by Riverpoint 1/3/5 of the Lot 5 Property, including, but not limited to claims related to or arising out of (i) the construction of improvements on Lot 5, and (ii) any actions undertaken by Riverpoint 1/3/5 as the Declarant under the CC&Rs; (iii) the ownership and maintenance of the Median Tracts; (iv) the Lift Station Lease; or the (v) the City Permits. This indemnity shall survive the Closing.
          (d) Option Grantor reserves the right to change the name of Riverpoint 1/3/5 to “Riverpoint Lots 1/3, LLC” prior to Closing.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Option Holder: MACQUARIE RIVERPOINT AZ, LLC, a Delaware limited liability company
By:	Macquarie Office (US) No. 2 Corporation, a Minnesota corporation, its sole member and manager

By:	/s/ Simon Jones
Its: Chief Executive Officer

Option Grantor: APOLLO GROUP, INC., an Arizona corporation
By:	/s/ William J. Swirtz
Its: Authorized Officer

ACCEPTED AND APPROVED: RIVERPOINT LOTS 1/3/5, LLC, an Arizona limited liability company
By:	Apollo Group, Inc., its sole member and manager

By:	/s/ Kenda B. Gonzalez
Its: Chief Financial Officer

By:	/s/ William J. Swirtz
Its: Authorized Officer

RIVERPOINT LOT 2, LLC, an Arizona limited liability company
By:	Apollo Group, Inc., its sole member and manager

By:	/s/ Kenda B. Gonzalez
Its: Chief Financial Officer

By:	/s/ William J. Swirtz
Its: Authorized Officer

JOINDER
Macquarie Office (US) No 2 Corporation, a Minnesota corporation joins in and executes this Agreement solely for the purpose of guaranteeing Option Holder’s obligations to indemnify, defend and hold harmless Option Grantor pursuant to Sections 2(b) and 3(f) of this Agreement and for the payment of costs and fees pursuant to Section 10(g), only to the extent that any of such obligations are not covered by insurance proceeds and not to exceed the amount of $500,000.
Macquarie Office (US) No 2 Corporation, a Minnesota corporation.

By:	/s/ Simon Jones
Its: Chief Executive Officer

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